Exhibit 99.1

News Release

For Immediate Release	Contact:	Stacy Frole	(419) 627-2227
November 2, 2016
CEDAR FAIR REPORTS RECORD RESULTS THROUGH THE THIRD QUARTER; INCREASES QUARTERLY CASH DISTRIBUTION
SANDUSKY, OHIO, November 2, 2016 - Cedar Fair (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today reported results for its third quarter ended September 25, 2016. The Company also announced an increase in its quarterly cash distribution and stated it remains on track to achieve its FUNforward 2.0 growth goal earlier than its original target of 2018.
Highlights

•	Cedar Fair reported record net revenues of $1.1 billion through the third quarter, a 3% increase over last year’s record results for the same nine-month period.

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Net revenues through October 30, 2016, were up 4%, driven by a 2% increase in attendance, a 1% increase in in-park guest per capita spending and a 6% increase in out-of-park revenues, including resort accommodations.

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Cedar Fair’s Board of Directors declared a 4% increase in the Company’s quarterly cash distribution to $0.855 per limited partner (LP) unit, payable December 15, 2016. This distribution represents an annualized rate of $3.42 per LP unit and an attractive 6% yield at current market prices.

•	Cedar Fair remains confident in its FUNforward 2.0 business strategy and its ability to reach its Adjusted EBITDA goal of $500 million earlier than its original target of 2018.
“We are pleased with our accomplishments and record results to date for 2016,” said Matt Ouimet, Cedar Fair’s chief executive officer. “We believe our strategy of getting families to our parks early in the season and getting them to return often will result in our seventh consecutive year of record results, including record attendance, record guest spending and record cash flows.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results Through The Third Quarter;
Increases Quarterly Cash Distribution
November 2, 2016

“Although we faced challenges in 2016, we are very pleased to be at record attendance levels through the end of October, fueled by the record post-Labor Day performance," said Ouimet. "As we finish 2016 we look forward to an expanded operating season at California's Great America with the introduction of WinterFest and the continued success of Knott’s Merry Farm. In both cases, the parks are transformed into spectacular winter wonderlands with holiday shows and festivities for every member of the family. Kings Island, Carowinds and Worlds of Fun are already planning their season-extending WinterFest holiday festivals for next year."
Cedar Point Sports Center kicks off its inaugural season in 2017, hosting athletes and their families from around the country, all of whom will combine the thrill of competition with all the thrills offered by Cedar Point. In combination with the opening of the new sports park, the Company is expanding its resort accommodations. Cedar Point’s Express Hotel will add more rooms in 2017, and an additional tower of rooms at Hotel Breakers on Cedar Point’s mile-long beach is scheduled to open for the 2018 operating season. The Company has also received excellent response to the new rides and attractions it announced for its parks in 2017 and advance purchase commitments, including season pass sales, all-season dining and all-season beverage sales, are trending ahead of 2016's record sales.
Ouimet concluded by stating, “We remain on track to achieve our FUNforward 2.0 Adjusted EBITDA goal of $500 million earlier than our original target of 2018. We remain focused on growing our business in a responsible way that, in turn, supports a sustainable and growing distribution.”
Nine-Month Results
Net revenues were $1.1 billion for the nine months ended September 25, 2016, an increase of $28 million, or 3%, compared with the nine-month period ended September 27, 2015. Net income was $184 million, or $3.27 per diluted LP unit, compared with net income of $138 million, or $2.46 per diluted LP unit, for the first nine months of 2015.
The increase in revenues was the result of a 1%, or 283,000-visit, increase in attendance, a 1%, or $0.52, increase in in-park guest per capita spending and a 6%, or $7 million, increase in out-of-park revenues.
Operating costs and expenses through the first nine months of the year were $676 million, an increase of $28 million, or 4%, from the first nine months of 2015. The increase was in-line with Company expectations for the first nine

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results Through The Third Quarter;
Increases Quarterly Cash Distribution
November 2, 2016

months and reflects higher costs to support the increased attendance and guest spending, combined with higher labor costs due to market/minimum-wage rate increases and normal merit increases. As a percent of net revenues, cost of goods sold was comparable with the same period last year.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, was $428 million for the first nine months and comparable with the record results for the same period last year. See the attached table for a reconciliation of net income to Adjusted EBITDA.
Third-Quarter Results
Cedar Fair’s net revenues increased to a record $650 million for the third quarter, up from $645 million in the third quarter a year ago. Net income for the quarter was $175 million, or $3.10 per diluted LP unit, compared with $164 million, or $2.92 per diluted LP unit, during the same period last year.
The increase in revenues for the quarter was the result of a 1%, or $0.52, increase in in-park guest per capita spending and a 5%, or $3 million, increase in out-of-park revenues, including resort accommodations. These increases were slightly offset by a less than one percent, or 54,000-visit, decrease in attendance compared with last year’s record third quarter.
Third-quarter operating costs and expenses of $316 million increased $14 million compared with the third quarter of 2015. The increase was primarily attributable to an increase in labor costs due to higher market/minimum wage rates and normal merit increases. Cost of goods sold was comparable with the prior year period.
Adjusted EBITDA for the third quarter was $336 million, down $10 million, or 3%, when compared with the same period last year. The decrease in Adjusted EBITDA during the third quarter of 2016 was the direct result of an extended period of record high heat during the last half of July and first half of August across the majority of the regions in which the Company operates. This resulted in a shortfall in attendance and a shift in consumer spending away from the amusement parks to the Company’s water parks, where guests historically have spent less. A shorter average length of stay also occurred at the Company’s parks during this period due to the record heat and humidity.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results Through The Third Quarter;
Increases Quarterly Cash Distribution
November 2, 2016

Momentum Continues Through October
Based on preliminary results, net revenues through October 30, 2016, were approximately $1.23 billion, up 4%, or $42 million, compared with $1.19 billion for the same period last year. The rise in net revenues was the result of a 2%, or 558,000-visit, increase in attendance to a record 24.2 million visits, a 1%, or $0.52, increase in in-park guest per capita spending to a record $46.82 and a 6%, or $8 million, increase in out-of-park revenues to a record $135 million compared with 2015.
“We had a record Post-Labor Day performance, driven by our highly popular Halloween events at all of our parks,” said Ouimet. “Along with our world-class rides and attractions, our multi-week special events such as Halloween-themed offerings, help to further differentiate our parks with the kind of unique and compelling family entertainment that our guests cannot find anywhere else.”
Distribution Declaration
Today, the Company also announced the declaration of a quarterly cash distribution of $0.855 per LP unit, an increase of 4%. The distribution will be paid on December 15, 2016, to unitholders of record as of December 5, 2016.
“We believe the 4% increase in the distribution represents a very attractive 6% yield at today’s prices,” said Ouimet. “We remain confident in our business model, the consistency of our cash flow and the strength of our balance sheet, which provides us the ability to grow the distribution on an annual basis, while having the flexibility to invest in strategic growth opportunities.”
Conference Call
The Company will host a conference call with analysts today, November 2, 2016, at 10:00 a.m. Eastern Time, which will be webcast live in “listen only” mode via Cedar Fair’s Investor Relations website (ir.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Wednesday, November 2, 2016, until 11:59 p.m. ET, Wednesday, November 16, 2016. In order to access the replay of the earnings call, please dial 1-844-512-2921 followed by the access code 1593187.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results Through The Third Quarter;
Increases Quarterly Cash Distribution
November 2, 2016

About Cedar Fair
Cedar Fair Entertainment Company (NYSE: “FUN”), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and five hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
This news release and prior news releases are available online at www.cedarfair.com.
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results Through The Third Quarter;
Increases Quarterly Cash Distribution
November 2, 2016

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended		Nine months ended
	9/25/2016	9/27/2015	9/25/2016	9/27/2015
Net revenues:
Admissions	$361,949	$361,106	$604,947	$591,457
Food, merchandise and games	202,341	201,408	354,032	347,985
Accommodations, extra-charge products and other	85,993	82,123	137,776	129,420
	650,283	644,637	1,096,755	1,068,862
Costs and expenses:
Cost of food, merchandise, and games revenues	52,057	52,174	92,860	90,868
Operating expenses	199,292	188,565	441,421	424,020
Selling, general and administrative	65,099	61,394	142,082	133,277
Depreciation and amortization	64,685	59,059	118,175	110,175
Loss on impairment / retirement of fixed assets, net	1,355	5,753	5,382	9,436
	382,488	366,945	799,920	767,776
Operating income	267,795	277,692	296,835	301,086
Interest expense	20,957	22,159	61,869	64,164
Net effect of swaps	1,650	(1,439)	8,902	(2,962)
Unrealized/realized foreign currency (gain) loss	7,341	33,891	(23,675)	64,198
Interest income	(58)	(4)	(84)	(49)
Income before taxes	237,905	223,085	249,823	175,735
Provision for taxes	62,918	58,934	65,339	37,834
Net income	174,987	164,151	184,484	137,901
Net income allocated to general partner	2	2	2	2
Net income allocated to limited partners	$174,985	$164,149	$184,482	$137,899

Net income	$174,987	$164,151	$184,484	$137,901
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	1,397	7,688	(5,447)	13,144
Unrealized gain (loss) on cash flow hedging derivatives	1,994	(2,978)	1,356	(3,576)
Other comprehensive income (loss), (net of tax)	3,391	4,710	(4,091)	9,568
Total comprehensive income	$178,378	$168,861	$180,393	$147,469
Basic income per limited partner unit:
Weighted average limited partner units outstanding	55,948	55,770	55,922	55,721
Net income per limited partner unit	$3.13	$2.94	$3.30	$2.47
Diluted income per limited partner unit:
Weighted average limited partner units outstanding	56,365	56,282	56,392	56,141
Net income per limited partner unit	$3.10	$2.92	$3.27	$2.46

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results Through The Third Quarter;
Increases Quarterly Cash Distribution
November 2, 2016

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA

	9/25/2016	9/27/2015
	(in thousands)
Cash and cash equivalents	$187,302	$196,323
Total assets	$2,083,109	$2,068,752
Long-term debt, including current maturities:
Term debt	$596,453	$600,262
Notes	939,418	937,658
	$1,535,871	$1,537,920
Total partners' equity	$105,447	$125,142

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA

	Three months ended		Nine months ended
	9/25/2016	9/27/2015	9/25/2016	9/27/2015
	(In thousands)
Net income	$174,987	$164,151	$184,484	$137,901
Interest expense	20,957	22,159	61,869	64,164
Interest income	(58)	(4)	(84)	(49)
Provision for taxes	62,918	58,934	65,339	37,834
Depreciation and amortization	64,685	59,059	118,175	110,175
EBITDA	323,489	304,299	429,783	350,025
Net effect of swaps	1,650	(1,439)	8,902	(2,962)
Unrealized foreign currency (gain) loss	7,360	33,889	(23,535)	64,143
Non-cash equity compensation expense	2,160	1,934	6,909	7,195
Loss on impairment / retirement of fixed assets, net	1,355	5,753	5,382	9,436
Class action settlement costs	—	—	—	177
Other non-recurring items (as defined) (1)	1	1,205	341	1,404
Adjusted EBITDA (2)	$336,015	$345,641	$427,782	$429,418

(1) The Company's 2013 Credit Agreement references certain costs as non-recurring or unusual. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal expenses, costs associated with certain ride abandonment or relocation expenses, contract termination costs, and severance expenses.

(2) Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the 2013 Credit Agreement. The Company believes Adjusted EBITDA is a meaningful measure of park-level operating profitability, and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans and calculating compliance with certain loan covenants. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233